Exhibit 10

September 26, 2005

HAND DELIVERED

R. Mark Graf

Dear Mark:

This letter reflects the agreement we have reached regarding your resignation from Fifth Third Bank (“Bank”). For purposes of this letter, Bank includes Fifth Third Bancorp and all of its parent companies, subsidiaries and affiliates.

The Bank agrees as follows:

1.	In exchange for providing transition, advisory and consulting services to the Bank, you will continue to receive your current salary (less all customary deductions) through the period ending twelve (12) months from the Resignation Date (as defined below). After that period, in the event you have not yet secured other employment and you are willing to continue to serve in an advisory capacity to the Bank, you will continue to receive 75% of your current salary through the period ending on the earlier of: (i) eighteen (18) months from the Resignation Date or (ii) until you secure other employment and are therefore not permitted to serve as an advisor to the Bank.

2.	All of your outstanding Restricted Stock, Stock Options, Stock Appreciation Rights and Performance Units will be governed by the terms of the grant and the Fifth Third Bancorp Long Term Incentive Plan or the Incentive Compensation Plan, whichever is applicable.

3.	You may participate in the health and dental care programs provided by the Bank under the same program currently offered to employees during the period that you receive payments as an advisor to the Bank. You will be eligible for COBRA coverage thereafter.

R. Mark Graf (“you”) agree as follows:

1.	You are resigning as an officer and employee of the Bank effective on the earlier of: (i) the date which is two weeks after a new Chief Financial Officer is named by the Bank; or (iii) January 31, 2006. The date that the earliest of these events occur is defined as the “Resignation Date”.

2.	In consideration of the benefits to be derived by you under this letter, and to preserve the goodwill associated with the business of the Bank, you hereby agree to the following restrictions:

(a)	You agree that you will not, directly or indirectly, divulge or use any non-public information regarding the Bank (including, without limitation, confidential records, Client and customer lists, computer software, data, documents, operational methods, pricing and investment policies and trade know-how and secrets) compiled by, created by, obtained by, or furnished to, you while employed by or associated with the Bank. All materials, records and documents (whether in writing or other tangible form, including electronic media) made by you or coming into your possession concerning the business or affairs of the Bank shall be the sole property of the Bank.

(b)	You agree that you will not solicit or initiate contact with any customer or employee of the Bank for the purpose of encouraging such customer or employee to terminate their relationship with the Bank, for a period of eighteen (18) months from the Resignation Date.

(c)	The provisions of this paragraph supersede and replace any non-compete or non-solicit agreement previously signed by you.

3.	(a) You hereby irrevocably and unconditionally release the Bank, its past and present parents, subsidiaries, affiliates,

officers, directors, agents, employees, successors and assigns (hereinafter “Bank and its agents”) from any and all claims, known or unknown, which you and your heirs may have against Bank and its agents, including but not limited to any claims under federal, state, or local law or regulation. You acknowledge that this letter has been entered into voluntarily and is in full satisfaction of any and all claims you have or may have relating to or arising out of your employment with the Bank and its agents and your resignation from employment. This release does not include rights secured to you by or through terms of this letter.

(b)	Bank, on behalf of itself and its agents, hereby irrevocably and un-conditionally releases you, your heirs and assigns, from any and all claims, known or unknown, which Bank and its agents may have against you.

4.	In the event that you secure a new position prior to the Resignation Date, you agree to provide four (4) weeks notice prior to leaving your position at the Bank.

5.	From the date of this letter until the Resignation Date you will continue to serve as Chief Financial Officer of the Bank with no reduction in current salary or benefits. Neither You or the Bank will make any disparaging remarks about the other. You and the Bank agree to work together to issue any statements, press releases, announcements or securities filings regarding your resignation from the Bank.

You and the Bank agree that the provisions of this letter will be governed by and construed in accordance with the laws of the State of Ohio. You and the Bank further agree that the state and federal courts located in Hamilton County, Ohio, shall have sole and exclusive jurisdiction over all matters under this letter.

Except as required by law, Bank and you agree that the terms of this letter will be considered as strictly confidential and will not be disclosed by either of us, except you may disclose this letter to your immediate family and advisors.

Please acknowledge your understanding and acceptance of this letter by signing and dating where indicated below.

With regards,

/s/ George A. Schaefer, Jr.
George A. Schaefer, Jr. President and CEO

I have read, understand and agree to the terms of this letter.

/s/ R. Mark Graf	September26, 2005
R. Mark Graf	Date